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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)           October 25, 1996



                            FORTE COMPUTER EASY, INC.
             (Exact name of registrant as specified in its charter)



            Utah                     0-25634                     87-0365268
(State or other jurisdiction        (Commission                 (IRS Employer
of incorporation)                   File Number)             Identification No.)



1350 Albert Street, Youngstown, Ohio                                44505
(Address of principal executive offices)                           (Zip Code)



Registrant's telephone number, including area code  (330) 746-3311



                                 Not applicable.
         (Former name or former address, if changed since last report.)
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ITEM 5.        OTHER EVENTS.

               On October 25, 1996, Forte Computer Easy, Inc., a Utah corporation ("Forte" or the "Company"), entered into an Agreement and Plan of Reorganization (the "Agreement") with AAP Holdings, Inc., a Delaware corporation ("AAPH"). Pursuant to the Agreement, Forte will acquire all of the issued and outstanding shares of capital stock of American Architectural Products, Inc., a Delaware corporation ("AAP"), in exchange for 1,000,000 shares of the Series A Convertible Preferred Stock of Forte (the "Series A Preferred"). The Series A Preferred shall be convertible into an aggregate number of shares of the common stock, $.01 par value, of Forte which will equal sixty percent (60%) of the issued and outstanding shares of common stock of Forte on the closing date of the transaction (assuming that all shares of Series A Preferred and certain other shares which Forte has previously agreed to issue are issued and outstanding on the closing date). In addition, on the closing date of the transaction, Forte will issue to AAPH options to purchase up to 1.5 times the number of shares of Forte common stock subject to options previously issued by Forte which are outstanding on the closing date. The options to be issued to AAPH will be identical in price and exercise terms to the previously outstanding options. The transaction is subject to a number of conditions, as set forth in the Agreement.



ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS.

(c)            Exhibits.


               Exhibit No.       Description                            Method of Filing
               -----------       -----------                            ----------------

                     1           Agreement and Plan of Reorganization   Filed herewith
                                 dated October 25, 1996 between
                                 Forte Computer Easy, Inc. and AAP
                                 Holdings, Inc.

                     2           Forte's Press Release dated            Filed herewith.
                                 October 29, 1996




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FORTE COMPUTER EASY, INC.



Date: November 22, 1996             By   /s/ Frank J. Amedia
                                       ---------------------
                                             Frank J. Amedia
                                             President, Chief Executive Officer